Exhibit 4.1

EXECUTION COPY

INVESTMENT AGREEMENT

INVESTMENT AGREEMENT, dated as of March 15, 2020 (this “Agreement”), among Liberty TripAdvisor Holdings, Inc., a Delaware corporation (the “Company”), the investors listed in Schedule I hereto (collectively, the “Purchaser”) and, solely for purposes of the Subject GM Provisions (as defined below), Gregory B. Maffei (“GM”).

RECITALS

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, as an investment in the Company, shares of 8% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), having the terms as set forth in a certificate of designations for the Series A Preferred Stock (the “Series A Certificate of Designations”) made a part of the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) by filing the Series A Certificate of Designations in substantially the form attached as Exhibit A with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), subject to the terms and conditions set forth herein;

WHEREAS, the Company, in accordance with the Certificate of Incorporation and the Company’s Amended and Restated Bylaws as currently in effect, and the Purchaser, in accordance with its governing documents, and, in each case, in accordance with applicable Law (as defined below), approved, and has obtained the prior approval of its board of directors or other governing body (as applicable) of, (i) this Agreement and the consummation of the transactions contemplated hereby upon the terms and conditions set forth herein, (ii) each of the other Transaction Documents and (iii) each of the other transactions contemplated herein and therein; and

WHEREAS, in connection with the purchase by the Purchaser of the shares of Series A Preferred Stock, contemporaneously with the Closing (as defined below), the registration rights agreement, by and between the Company and the Purchaser will be entered into in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereof, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1   For the purposes of this Agreement, the following terms shall have the meanings ascribed below:

“2020 Confirmation” means that certain letter agreement (including the Pledge Annex, as defined therein), dated as of March 9, 2020, by and among Liberty TripAdvisor, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company and Credit Suisse Capital LLC and/or its affiliates, which supplements, forms a part of, and is subject to the Agreement (as defined in the 2020 Confirmation) for a variable forward transaction in respect of all or a portion of the shares of Tripadvisor Common Stock and Class B Shares beneficially owned by Liberty TripAdvisor, LLC.

“Affiliate” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, for so long as such Person remains so associated to the specified Person. For purposes of this definition, (i) natural persons shall not be deemed to be Affiliates of each other and (ii) neither the Company nor the Purchaser shall be deemed to be Affiliates of each other.

“Affiliate Transaction” means any transaction between the Company, on the one hand, and any Affiliate, on the other hand; provided, however, that under no circumstance shall an Affiliate Transaction include (i) any transaction effected pursuant to any Contract entered into in connection with or in effect at the time of the spin-off of the Company from Qurate Retail Inc. (f/k/a Liberty Interactive. Inc.) as it may be amended from time to time (the “Spin Contracts”), subject to Section 4.15 hereof; (ii) any compensatory arrangements, including pursuant to the Company’s incentive plans or that certain Employment Agreement, dated December 2019, between GM and Liberty Media Corporation or (iii) a Company Change in Control, Tripadvisor Change in Control, Tripadvisor Transaction or Liberty Party Transaction.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Board of Directors” shall have the meaning set forth in the Series A Certificate of Designations.

“Capital Stock” shall have the meaning set forth in the Series A Certificate of Designations.

“Certares Managing Directors” shall have the meaning set forth in Section 4.7(c).

“Certificate of Incorporation” shall have the meaning set forth in the recitals to this Agreement.

“Change in Control Transaction” means any share exchange, consolidation, merger or similar transaction with another Person the result of which would be a Company Change in Control.

“Class B Shares” means shares of Class B common stock, $0.001 par value, of Tripadvisor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the Series A Certificate of Designations.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Change in Control” means a transaction or series of related transactions that results in the stockholders of the Company prior to the transaction, or prior to the first transaction if a series of related transactions, ceasing to own, directly or indirectly, securities representing at least fifty percent (50%) of the equity and voting power (or, if the Series B Common Stock represents less than twenty percent (20%) of the outstanding voting power of the Company, fifty percent (50%) of the outstanding equity securities) of the Company or the successor entity.

“Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any event, change, occurrence, state of facts, development, circumstance or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) general economic (including changes in the financial, credit or securities markets, interest rates, credit availability and liquidity, currency exchange rates, commodity prices or foreign exchange rates), political or regulatory conditions, or changes therein, (b) general political or geopolitical conditions or changes therein (including any changes arising out of acts of terrorism or war, pandemics (including COVID 19), cyber-attacks or weather conditions ), (c) general economic, political or regulatory changes in, or events generally affecting, the travel or technology industries in which the Company or any of its Subsidiaries operate, (d) any effect arising out of a change or proposed change in GAAP or applicable Law, or any authoritative interpretation thereof, (e) the identity of, or any facts or circumstances relating to the identity of, the Purchaser, or the announcement of the transactions contemplated by this Agreement, (f) any changes in the price or trading volume of the Common Stock or any equity securities of Tripadvisor (provided that the underlying causes of such changes that are not otherwise excluded from the definition of Company Material Adverse Effect may be considered in determining whether there has been a Company Material Adverse Effect), (g) any failure by the Company or Tripadvisor to meet published or unpublished plans, forecasts, projections, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or other financial performance or results of operations for any period, or (h) the availability or cost of financing, whether debt, equity or otherwise, to the Purchaser; provided, that in the cases of clauses (a) through (d), any such event, change, occurrence, state of facts, development, circumstance or condition to the extent it disproportionately affects the Company and its Subsidiaries relative to other participants in the travel advisory services industry shall not be excluded from, and may be taken into account in, the determination of whether there has been a Company Material Adverse Effect.

“Company SEC Documents” means the Company’s forms, registration statements, reports, schedules and statements or other document (including exhibits) filed with, or furnished to, the Commission and publicly available after December 31, 2018 and prior to the date hereof.

“Company Tripadvisor Shares” means shares of Tripadvisor Common Stock and Class B Shares, beneficially owned and of record by the Company and/or the Company’s Controlled Affiliates, which shares as of the date hereof are set forth in Section 2.2.

“Company Voting Matter” shall have the meaning set forth in Section 4.11(a)(2).

“Controlled Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, is controlled by such first Person.

“Conversion Rate” shall have the meaning set forth in the Series A Certificate of Designations.

“Delaware Secretary of State” shall have the meaning set forth in the recitals to this Agreement.

“Distributed Entity” means any Subsidiary of the Company distributed in a Distribution Transaction.

“Distribution Transaction” means any transaction by which a Subsidiary of the Reference Company ceases to be a Subsidiary of the Reference Company by reason of the distribution of such Subsidiary’s equity securities to holders of Reference Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Eligible Common Stock” shall have the meaning set forth in the Series A Certificate of Designations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Exchange Preferred Stock” means a series of preferred stock of the Company having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preference and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Series A Preferred Stock, except that the liquidation preference and the Conversion Rate will be determined as provided herein.

“Exempt Transfer” means the proposed Transfer is (i) a pledge of or grant of a security interest to secure bona fide indebtedness to or with a third party or in connection with the entry into a bona fide financing or hedging transaction (including any such transaction requiring settlement in shares of Series B Common Stock or conveyance in lieu of foreclosure or otherwise in connection with the enforcement of any such lien on, pledge of or security interest in the Series B Common Stock) or (ii) to any GM Related Person.

“GM” shall have the meaning set forth in the preamble to this Agreement.

“GM Related Persons” means, with respect to GM, any: (a) spouses, siblings or lineal descendants (including adoptees) of GM; (b) any trusts or private foundations created primarily for the benefit of, or controlled by, GM or any of the Persons described in clause (a) or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes; (c) in the event of the incompetence or death of GM or any of the Persons described in clause (a), such Person’s estate, executor, administrator, committee or other personal representative or similar fiduciary or beneficiaries, heirs, devisees or distributees; or (d) any group consisting solely of GM and/or any Person described in clauses (a)-(c).

“Governance Agreement” means the Governance Agreement among Tripadvisor, Liberty Interactive Corporation (now known as Qurate Retail, Inc.) and Barry Diller, dated as of December 20, 2011, as amended by the Assignment and Assumption of Governance Agreement among Tripadvisor, the Company and Liberty Interactive Corporation, dated August 12, 2014.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall have the meaning set forth in the Series A Certificate of Designations.

“Junior Stock” shall have the meaning set forth in the Series A Certificate of Designations.

“Law” means all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Liberty Party Transaction” means any share exchange, merger, consolidation or other business combination between the Company, on the one hand, and on the other hand, (i) (i) any Person in which one or more of the Liberty Persons (x) is the largest holder of voting power represented by the outstanding common stock or other ownership interests of such Person and (y) collectively own at least 25% of the outstanding voting power, or (ii) any of Liberty Media Corporation, Qurate Retail, Inc, GCI Liberty, Inc. or Liberty Broadband Corporation.

“Liberty Person” means any of:

(1)                John C. Malone and any (a) spouses, siblings or lineal descendants (including adoptees) of John C. Malone; (b) any trusts or private foundations created primarily for the benefit of, or controlled by, John C. Malone or any of the Persons described in clause (a) or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes; (c) in the event of the incompetence or death of John C. Malone or any of the Persons described in clause (a), such Person’s estate, executor, administrator, committee or other personal representative or similar fiduciary or beneficiaries, heirs, devisees or distributees; or (d) any group consisting solely of John C. Malone and/or any Person described in clauses (a)-(c); or

(2)               GM and any GM Related Persons.

“Liquidation Price” shall have the meaning set forth in the Series A Certificate of Designations.

“Majority Holders” shall have the meaning set forth in Section 4.14(a).

“Mandatory Redemption Date” shall have the meaning set forth in the Series A Certificate of Designations.

“Margin Loan Agreement” means the Margin Loan Agreement, dated as of June 10, 2019 (as amended by Amendment No. 1 to Margin Loan Agreement, dated as of November 19, 2019, and Amendment No. 2 to Margin Loan Agreement, dated as of March 10, 2020, and as further amended and restated, supplemented or otherwise modified from time to time), among Liberty TripAdvisor, LLC, the Company, Société Générale, as administrative agent (the “Administrative Agent”), Credit Suisse AG, Cayman Islands Branch, as calculation agent (the “Calculation Agent”) and the financial institutions party from time to time thereto (the “Lenders”).

“Mirror Preferred Stock” means a series of convertible preferred stock issued by the Company and having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Board of Directors, to those of the Series A Preferred Stock, except that the liquidation preference and the Conversion Rate will be determined as provided herein.

“Parity Stock” shall have the meaning set forth in the Series A Certificate of Designations.

“Payment Shares” means any Series A Common Stock, Series C Common Stock or Tripadvisor Common Stock issued to the Purchaser in payment of any obligations under the Series A Certificate of Designations or this Agreement.

“Permitted Transferee” means any Person to whom Purchased Shares are Transferred in accordance with and pursuant to Sections 4.6(b)(2), (3) or (4) and who executes a written instrument reasonably acceptable to the Company agreeing to be bound by the provisions of this Agreement, including, without limitation, Section 6.10.

“Person” shall have the meaning set forth in the Series A Certificate of Designations.

“Publicly Traded Securities” shall have the meaning set forth in the Series A Certificate of Designations.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Material Adverse Effect” means, with respect to the Purchaser and its Subsidiaries, any event, change, occurrence, state of facts, development, circumstance or condition that, individually or in the aggregate, would, or would reasonably be expected to, prevent or delay the Purchaser from performing its obligations under this Agreement or from consummating the purchase and sale of the Purchased Shares on the Closing Date.

“Put Option Exercise Notice” shall have the meaning set forth in the Series A Certificate of Designations.

“Put Option Mandatory Redemption Date” shall have the meaning set forth in the Series A Certificate of Designations.

“Reference Company” shall have the meaning set forth in the Series A Certificate of Designations.

“Reference Stock” shall have the meaning set forth in the Series A Certificate of Designations.

“Senior Stock” shall have the meaning set forth in the Series A Certificate of Designations.

“Series A Certificate of Designations” shall have the meaning set forth in the recitals to this Agreement.

“Series A Common Stock” means the Company’s Series A common stock, par value $0.01 per share.

“Series A Preferred Redemption Director” shall have the meaning set forth in the Series A Certificate of Designations.

“Series A Preferred Stock” shall have the meaning set forth in the recitals to this Agreement.

“Series A Preferred Threshold Director” shall have the meaning set forth in the Series A Certificate of Designations.

“Series B Common Stock” means the Company’s Series B common stock, par value $0.01 per share.

“Spinoff Exchange Offer” shall have the meaning set forth in Section 4.14(a).

“Subject GM Provisions” means Section 2.4, Section 4.10(b), Section 4.10(c), Section 4.11(a)(2), Section 4.11(a)(4), Section 4.11(b) and Section 6.

“Subsidiary” shall have the meaning set forth in the Series A Certificate of Designations.

“Tax Return” shall mean any return, report or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedules, attachments or amendments thereto.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Threshold Amount” shall have the meaning set forth in the Series A Certificate of Designations.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement and any other agreements, documents or other instruments contemplated hereby or thereby.

“Transfers” by any Person shall mean, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by operation of law or otherwise), of any interest in any equity securities beneficially owned by such Person.

“Trip Voting Matter” shall have the meaning set forth in Section 4.11(a)(1).

“Tripadvisor” means Tripadvisor, Inc., a Delaware corporation.

“Tripadvisor Change in Control” means a transaction or series of related transactions that results in the stockholders of Tripadvisor prior to the transaction, or prior to the first transaction if a series of related transactions, ceasing to own, directly or indirectly, securities representing at least fifty percent (50%) of the equity and voting power (or, if the Class B Shares represent less than twenty percent (20%) of the outstanding voting power of Tripadvisor, fifty percent (50%) of the outstanding equity securities) of Tripadvisor or the successor entity.

“Tripadvisor Common Stock” means shares of common stock, par value $0.001 per share, of Tripadvisor.

“Tripadvisor Transaction” means any share exchange, merger, consolidation or other business combination between the Company and Tripadvisor.

SECTION 2. PURCHASE AND SALE

2.1   Purchase Price; Payment.

(a)               Subject to the terms and conditions contained herein, at the Closing, the Purchaser will purchase from the Company and the Company will issue and sell to the Purchaser the number and series of shares of Series A Preferred Stock as set forth next to the Purchaser’s name on Schedule I attached hereto (collectively, the “Purchased Shares”) for a per share purchase price of $1,000 (the “Purchase Price”). The aggregate purchase price delivered at the Closing shall be equal to $325 million.

(b)               The closing of the purchase and sale of the Purchased Shares (the “Closing”) will be held at the offices of Baker Botts L.L.P. at 2001 Ross Avenue, Suite 900, Dallas, Texas 75201, at 10:00 a.m., New York time, on March 30, 2020, unless any condition set forth in Section 3 is not satisfied on that date (other than conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction of conditions at such time), in which case the Closing will be held as soon as practicable (but not more than two Business Days after satisfaction of the conditions set forth in Section 3 (other than conditions that by their nature are to be satisfied and are in fact satisfied at the Closing but subject to the satisfaction of conditions at such time), or at such other date, time or place as the parties may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.” Time is of the essence with respect to this Section 2.1(b), and the parties agree to use reasonable efforts to hold the closing in advance of March 30, 2020.

(c)               Subject to the satisfaction or waiver on the Closing Date of the conditions to the Closing in Section 3, at the Closing:

(1)               The Company will issue to the Purchaser, free and clear of all liens, the Purchased Shares to be purchased by the Purchaser and issued and sold by the Company hereunder and record the Purchaser as the registered owner of such shares on the books and records of the Company;

(2)               The Purchaser will deliver the aggregate Purchase Price in respect of the Purchased Shares being purchased by it hereunder in cash by wire transfer of immediately available funds to a bank account designated by the Company (which shall be the account designated by the Calculation Agent for repayment of the obligations (other than in respect of contingent indemnification and expense reimburse claims not then due) under the Margin Loan Agreement, as notified by such Calculation Agent to the Company in writing);

(3)               The Company shall repay in full amounts owing under the Margin Loan Agreement and, upon payment by the Purchaser of the Purchase Price at the Closing as set forth herein, all amounts owing under the Margin Loan Agreement and the Guarantee Agreement (as defined in the Margin Loan Agreement) shall be satisfied in full, the Margin Loan Agreement and all other Loan Documents (as defined in the Margin Loan Agreement) shall terminate and all shares of Common Stock and Class B Shares owned by Liberty TripAdvisor, LLC shall be released from the liens under such Margin Loan Documentation; and

(4)               The Purchaser shall duly execute and deliver to the Company, and the Company shall duly execute and deliver to the Purchaser, the Registration Rights Agreement dated as of the Closing Date.

2.2   Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser and GM that:

(a)               Organization. Each of the Company and Tripadvisor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company, Tripadvisor and their respective Subsidiaries is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires such licensing or qualification, except where failure to so qualify would not have a Company Material Adverse Effect.

(b)               Authority. The Company has the corporate power and authority to execute, deliver and perform this Agreement and each other Transaction Document and to carry out the obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation of the transactions contemplated hereby or thereby, including the authorization, issuance, sale and delivery of the Purchased Shares being sold pursuant to this Agreement, have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the other Transaction Documents to which the Company is or will be a party when executed and delivered will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser and GM, constitutes (and each of the other Transaction Documents to which the Company is or will be a party when executed and delivered at the Closing, will constitute) a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(c)               No Conflicts. Neither the execution and delivery of this Agreement or any other Transaction Document by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor performance by the Company of this Agreement or any other Transaction Document, will (i) conflict with or violate any provision of the Certificate of Incorporation or the Company’s Amended and Restated Bylaws or (ii) assuming that the Series A Certificate of Designations is filed with and accepted by the Delaware Secretary of State pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), (x) violate any Law or any judgment, ruling, order, writ, injunction or decree (collectively, “Judgment”) applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under, result in the termination of or a right of termination or cancellation under, result in the loss of any benefit or require a payment or incur a penalty under, any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause  (ii), as would not reasonably be expected to have a Company Material Adverse Effect.

(d)               Governmental Approvals. Except for (i) the filing of the Series A Certificate of Designations with the Delaware Secretary of State and the acceptance for record by the Delaware Secretary of State of the Series A Certificate of Designations pursuant to the DGCL, and (ii) and compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement or any other Transaction Document by the Company, the performance by the Company of its obligations hereunder or thereunder and the consummation by the Company of the transactions contemplated hereby or thereby, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)               Authorized Shares. As of the date of this Agreement, the authorized capital stock of the Company consists of 407,500,000 shares of Common Stock and 50,000,000 shares preferred stock, par value $0.01 per share, and no shares of such preferred stock are outstanding. Other than grants under equity incentive plans or compensatory arrangements of or for the benefit of the Company, there are no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which the Company is or may become obligated to issue or sell, or which give any Person a right to subscribe for or acquire, any securities or interests or obligations exercisable or exchangeable for or convertible into any capital stock or other equity interest or claim with respect to the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(f)                Indebtedness of the Company. The Company has provided to the Purchaser a schedule (including the amount outstanding) of all material Indebtedness, pledges, hedges or other similar debt arrangements outstanding as of date hereof, including the 2020 Confirmation.

(g)               Series A Preferred Stock. The Purchased Shares to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such Purchased Shares will be validly issued, fully paid and nonassessable, will not be subject to preemptive rights of any other Person, and will have the terms and conditions and entitle the holders thereof to the rights set forth in the Series A Certificate of Designations.

(h)               Tripadvisor Capitalization; Ownership. As of the date of this Agreement, the authorized capital stock of Tripadvisor consists of 1,600,000,000 shares of Tripadvisor Common Stock, 400,000,000 Class B Shares and 100,000,000 shares preferred stock, par value $0.001 per share, which are undesignated as to series, and no shares of such preferred stock are outstanding. The Company is the beneficial owner of 18,159,753 shares of Tripadvisor Common Stock and 12,799,999 Class B Shares free and clear of all security interests, claims, liens and encumbrances, other than in connection with the Margin Loan Agreement, the 2020 Confirmation and the Governance Agreement and restrictions on transfer under applicable federal and state securities laws.

(i)                 Company SEC Documents. Since December 31, 2018, the Company’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act have been filed with the SEC on a timely basis. The Company SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequent Company SEC Document filed prior to the date hereof, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(j)                 Company Financial Statements. Except as disclosed in the Company SEC Documents (excluding any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports or similar statements that are similarly non-specific and are predictive or forward-looking in nature), the historical financial statements (including the related notes and supporting schedule) contained or incorporated by reference in the Company SEC Documents (i) comply as to form in all material respects with the applicable accounting requirements under the Securities Act and the Exchange Act (except that certain supporting schedules are omitted), (ii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of operations, cash flow and stockholder equity for the respective periods (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments) and (iii) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) consistently applied throughout the periods involved, (except (y) as may be indicated in the notes thereto or (z) as permitted by Regulation S-X).

(k)               Undisclosed Liabilities of the Company. Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except (i) liabilities reflected or reserved against in the balance sheet (or notes thereto) of the Company and its Subsidiaries as of December 31, 2019 (the “Balance Sheet Date”) included in the Company SEC Documents, (ii) trade payables and accrued expenses incurred in the ordinary course of business since the Balance Sheet Date, (iii) as contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated hereby, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l)                 Tripadvisor SEC Documents. Since December 31, 2018, to the knowledge of the Company, Tripadvisor’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act (the “Tripadvisor SEC Documents”) have been filed with the SEC on a timely basis. To the knowledge of the Company, the Tripadvisor SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequent Tripadvisor SEC Document filed prior to the date hereof, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(m)             Tripadvisor Financial Statements. Except as disclosed in the Tripadvisor SEC Documents (excluding any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports or similar statements that are similarly non-specific and are predictive or forward-looking in nature), the historical financial statements (including the related notes and supporting schedule) contained or incorporated by reference in the Tripadvisor SEC Documents, to the knowledge of the Company, (i) comply as to form in all material respects with the applicable accounting requirements under the Securities Act and the Exchange Act (except that certain supporting schedules are omitted), (ii) fairly present in all material respects the consolidated financial position of Tripadvisor and its Subsidiaries as of the date thereof and the consolidated results of operations, cash flow and stockholder equity for the respective periods (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments) and (iii) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) consistently applied throughout the periods involved, (except (y) as may be indicated in the notes thereto or (z) as permitted by Regulation S-X).

(n)               Actions. As of the date hereof, there is no action, suit, investigation or proceeding, governmental, regulatory or otherwise by or before any court or other Governmental Authority, pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(o)               Securities Act. Based in part on Purchaser’s representations in Section 2.3(g), the offer and sale of the Series A Preferred Stock is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). Neither the Company, nor anyone acting on behalf of it, has offered or sold or will offer or sell any securities, or has taken or will take any other action (including, without limitation, any offering of any securities of the Company under circumstances that would require, under the Securities Act, the integration of such offering with the offering and sale of the Series A Preferred Stock), that would subject the issuance of the Series A Preferred Stock to the registration provisions of the Securities Act.

(p)               No Brokers. Neither the Company nor any of its Subsidiaries is bound by or subject to any contract with any Person which will result in the Purchaser being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

(q)               Compliance with Laws. The Company and each of its Subsidiaries are and since December 31, 2018 have been, in compliance with all Laws that are applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(r)                Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries has filed all Tax Returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax Return and including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP and (b) the Company and each of its Subsidiaries has paid, or has provided adequate reserves in accordance with GAAP for the payment of, all Taxes not yet due and payable. To the knowledge of the Company, there is no current or proposed Tax assessment, deficiency or other claim against the Company or any Subsidiary that would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(s)                No Advisory Arrangement. There is no advisory, monitoring or similar agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any of their Affiliates, GM Related Persons or Liberty Persons, on the other hand, pursuant to which the Company, Tripadvisor or any of their respective Subsidiaries incurs or pays a monitoring, advisory or similar fee to an Affiliate, GM Related Person or Liberty Person.

(t)                 No Rights Agreement; Anti-Takeover Provisions. Neither the Company nor any of its Subsidiaries is party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(u)               Investment Company Status. Neither the Company nor any of its Subsidiaries is, and immediately after the sale of the Purchased Shares hereunder, none of the Company nor any of its Subsidiaries will be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(v)               No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Section 2.3 and in any certificate delivered in connection with this Agreement, the Company hereby acknowledges that neither the Purchaser nor any of its Subsidiaries, nor any other Person, (i) has made or is making any other express or implied representation or warranty with respect to the Purchaser or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its representatives or any information developed by the Company or any of its representatives or (ii) will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its representatives, or the use by the Company or any of its representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its representatives. The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

2.3   Representations of the Purchaser. The Purchaser hereby represents and warrants to the Company and GM that:

(a)               Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. The Purchaser is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires such licensing or qualification, except where failure to so qualify would not have a Purchaser Material Adverse Effect.

(b)               Authority. The Purchaser has the corporate or other power and authority to execute, deliver and perform this Agreement and each other Transaction Document and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each other Transaction Document by the Purchaser and the consummation of the transactions contemplated hereby or thereby, including the purchase of the Purchased Shares being sold pursuant to this Agreement, have been, and each of the other Transaction Documents to which the Purchaser is or will be a party when executed and delivered will be, duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Company and GM, constitutes (and each of the other Transaction Documents to which the Purchaser is or will be a party when executed and delivered at the Closing, will constitute) a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(c)               No Conflicts. Neither the execution, delivery and performance of this Agreement or any other Transaction Document by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, nor performance by the Purchaser of this Agreement or any other Transaction Document, will (i) conflict with or violate any provision of the organizational documents of the Purchaser or (ii) (x) violate any Law or Judgment applicable to the Purchaser or any Subsidiary of the Purchaser or any of their respective properties or assets or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under, result in the termination of or a right of termination or cancellation under, result in the loss of any benefit or require a payment or incur a penalty under, any of the terms or provisions of any Contract to which the Purchaser or any of its Subsidiaries is a party or accelerate the Purchaser’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (ii), as would not reasonably be expected to have a Purchaser Material Adverse Effect.

(d)               Governmental Approvals. Except for the securities or blue sky laws of the various states, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement or any other Transaction Document by the Purchaser, the performance by the Purchaser of its obligations hereunder or thereunder and the consummation by the Purchaser of the transactions contemplated hereby or thereby, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(e)               Actions. As of the date hereof, there is no action, suit, investigation or proceeding, governmental, regulatory or otherwise by or before any court or other Governmental Authority, pending or, to the knowledge of the Purchaser, threatened, against the Purchaser that would reasonably be expected to have a Purchaser Material Adverse Effect.

(f)                Sufficient Funds. The Purchaser will have available to it at the Closing sufficient funds to consummate the purchase of the Purchased Shares hereunder.

(g)               Purchase for Investment. The Purchaser acknowledges that none of the Purchased Shares (nor any Payment Shares) have been registered under the Securities Act or under any state or other applicable securities laws and, accordingly, must be held indefinitely unless a subsequent sale or other transfer thereof by the Purchaser is registered under the Securities Act and such securities or blue sky laws or is exempt from registration thereunder. The Purchaser (i) acknowledges that it is acquiring the Purchased Shares (and, if applicable, any Payment Shares) being purchased by it pursuant to an exemption from registration under the Securities Act solely for its own account for investment purposes with no intention to distribute any of the foregoing to any Person, (ii) will not sell, transfer, or otherwise dispose of any of the Purchased Shares (and, if applicable, any Payment Shares), except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Shares (and, if applicable, any Payment Shares) and of making an informed investment decision, (iv) is an "accredited investor" (as that term is defined by Rule 501 of the Securities Act) and (v) (1) has had an opportunity to discuss with the Company and its representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (2) can bear the economic risk of (x) an investment in the Purchased Shares (and, if applicable, any Payment Shares) indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Purchased Shares (and, if applicable, any Payment Shares) and to protect its own interest in connection with such investment.

(h)               No Reliance. In connection with the due diligence investigation of the Company by the Purchaser and its representatives, the Purchaser and its representatives may have received, and may continue to receive from the Company and its representatives, certain estimates, projections, forecasts and other forward-looking information regarding the Company and its Subsidiaries. The Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements with which the Purchaser is familiar, that the Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information so furnished, and that the Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective representatives, with respect thereto.

(i)                 No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Section 2.2 or Section 2.4, and in any certificate delivered in connection with this Agreement, the Purchaser hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, (i) has made or is making any other express or implied representation or warranty with respect to the Company, Tripadvisor or any of their respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Purchaser or any of its representatives or any information developed by the Purchaser or any of its representatives or (ii) will have or be subject to any liability or indemnification obligation to the Purchaser resulting from the delivery, dissemination or any other distribution to the Purchaser or any of its representatives, or the use by the Purchaser or any of its representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Purchaser or any of its representatives. The Purchaser, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to intentional fraud.

(j)                 Independent Review. The Purchaser hereby acknowledges (for itself and on behalf of its Affiliates and representatives) that it has conducted, to its satisfaction, its own independent investigation with such investment, legal, tax, accounting and other advisers as it deemed necessary of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the purchase and acquisition of the Purchased Shares, the Purchaser and its Affiliates and its representatives have relied exclusively on the results of their own independent investigation without reliance on any representation or warranty of the Company other than those contained in Section 2.2 of this Agreement or any advice from the Company.

(k)               No Brokers. The Purchaser is not bound by or subject to any contract with any Person which will result in the Company being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

2.4   Representations of GM. GM hereby represents and warrants to the Company and the Purchaser that:

(a)               Authority. GM has power and authority to execute, deliver and perform this Agreement and to carry out the obligations hereunder. This Agreement has been duly and validly executed and delivered by GM and, assuming due authorization, execution and delivery by the Company and the Purchaser, constitutes a valid and binding obligation of GM enforceable against GM in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(b)               Beneficial Ownership. GM is the beneficial owner of (i) no shares of Series A Common Stock and (ii) 4,644,098 shares of Series B Common Stock, in the case of clause (ii), free and clear of all security interests, claims, liens and encumbrances, other than in connection with Exempt Transfers.

SECTION 3. CONDITIONS TO CLOSING

3.1              Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to consummate the purchase of the Purchased Shares to be purchased by it as contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in writing by the Purchaser:

(a)               No Judgments. No temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the transactions contemplated hereby.

(b)               Representations and Warranties True and Correct. Each of the representations and warranties contained in Section 2.2 of this Agreement shall be true and correct in all respects (with respect to representations qualified by materiality or Company Material Adverse Effect) or true in and correct in all material respects (with respect to all other representations), in each case as of the date hereof and as of the Closing Date or as of such other date as specifically provided in Section 2.2 of this Agreement, in each case with the same effect as if then made. The Company shall have performed, in all material respects, all obligations required by this Agreement to be performed by it on or prior to the Closing Date. The Company shall have delivered a certificate to the Purchaser, executed by the Company or one or more duly authorized representatives thereof, as the case may be, as to the matters referred to in this Section 3.1(b).

(c)               Certificate of Designations. The Series A Certificate of Designations substantially in the form attached as Exhibit A hereto shall have been certified by the Delaware Secretary of State and a copy thereof delivered to the Purchaser; provided, however, that if the Delaware Secretary of State is closed due to an extraordinary event (including relating to COVID-19), then the Series A Certificate of Designations, substantially in the form attached as Exhibit A hereto, shall be delivered to or positioned with the Delaware Secretary of State or a representative thereof or otherwise prepared by the Company for filing, in each case in a manner reasonably acceptable to the Purchaser, so that it can be subsequently filed, and deemed effective as of a date no later than the Closing Date, in accordance with the guidelines and procedures of the Delaware Secretary of State following the reopening of the Delaware Secretary of State after the extraordinary event has ended (such that the Certificate of Designations shall be deemed filed and effective as of a date no later than the Closing Date as if the Delaware Secretary of State had not been closed due to an extraordinary event notwithstanding that the administrative act of filing the Certificate of Designations on the applicable systems of the Delaware Secretary of State and the acceptance of such filing by the Delaware Secretary of State will not occur until the Delaware Secretary of State is reopened after the extraordinary event has ended) and a certified copy shall be obtained from the Delaware Secretary of State no later than as promptly as possible following the reopening of the Delaware Secretary of State after the extraordinary event has ended, and a copy thereof delivered to the Purchaser.

(d)               No Default Under Margin Loan. None of the Calculation Agent or the Administrative Agent (or any successor to either of the foregoing under the Margin Loan Agreement) or any Lender shall have exercised any right under the Margin Loan Agreement to transfer any Pledged Shares (as defined in the Margin Loan Agreement) in foreclosure.

3.2              Conditions of the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in writing by the Company:

(a)               No Judgments. No temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the transactions contemplated hereby.

(b)               Representations and Warranties True and Correct. Each of the representations and warranties of the Purchaser contained in Section 2.3 of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if then made. The Purchaser shall have performed, in all material respects, all obligations required by this Agreement to be performed by it on or prior to the Closing Date. The Purchaser shall have delivered a certificate to the Company, executed by the Purchaser or one or more duly authorized representatives thereof, as the case may be, as to the matters referred to in this Section 3.2(b) in respect of the Purchaser.

(c)               Certificate of Designations. The Series A Certificate of Designations substantially in the form attached as Exhibit A hereto shall have been certified by the Delaware Secretary of State and a copy thereof delivered to the Purchaser; provided that if the Delaware Secretary of State is closed due to an extraordinary event (including relating to COVID-19), then the Series A Certificate of Designations, substantially in the form attached as Exhibit A hereto, shall be delivered to or positioned with the Delaware Secretary of State or a representative thereof or otherwise prepared by the Company for filing so that it can be subsequently filed, and deemed effective as of a date no later than the Closing Date, in accordance with the guidelines and procedures of the Delaware Secretary of State following the reopening of the Delaware Secretary of State after the extraordinary event has ended (such that the Certificate of Designations shall be deemed filed and effective as of a date no later than the Closing Date as if the Delaware Secretary of State had not been closed due to an extraordinary event notwithstanding that the administrative act of filing the Certificate of Designations on the applicable systems of the Delaware Secretary of State and the acceptance of such filing by the Delaware Secretary of State will not occur until the Delaware Secretary of State is reopened after the extraordinary event has ended) and a certified copy shall be obtained from the Delaware Secretary of State no later than as promptly as possible following the reopening of the Delaware Secretary of State after the extraordinary event has ended, and a copy thereof delivered to the Purchaser.

(d)               Purchased Shares. The Purchaser shall have purchased and paid for in accordance with Section 2.1(c)(2) the Purchased Shares being purchased by it on such Closing Date.

(e)               Internal Revenue Service Forms. The Purchaser shall have delivered to the Company a properly completed and executed Internal Revenue Service Form W-9 providing the Purchaser’s taxpayer identification number and the requisite certification by the Purchaser under penalties of perjury, or shall have delivered an applicable properly completed and executed Internal Revenue Service Form W-8 attesting to the Purchaser’s tax status and the requisite certification by the Purchaser under penalties of perjury; provided that, if the Purchaser is disregarded for U.S. federal income tax purposes, the Purchaser shall instead have delivered to the Company a properly completed and executed Internal Revenue Service Form W-9 or an applicable Internal Revenue Service Form W-8 properly referencing the Purchaser and providing the relevant information of the Purchaser’s regarded owner for U.S. federal income tax purposes and the requisite certification by such regarded owner under penalties of perjury.

SECTION 4. COVENANTS

4.1              Filings; Other Actions. The Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Authorities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 4.1. The Purchaser shall promptly furnish the Company, and the Company shall promptly furnish the Purchaser, to the extent permitted by applicable law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authority in respect of the transactions contemplated by this Agreement.

4.2              Certificate of Designations. Prior to the Closing, the Company shall file the Series A Certificate of Designations substantially in the form attached as Exhibit A hereto with the Delaware Secretary of State; provided that if the Delaware Secretary of State is closed due to an extraordinary event (including relating to COVID-19), then the Series A Certificate of Designations, substantially in the form attached as Exhibit A hereto, shall be delivered to or positioned with the Delaware Secretary of State or a representative thereof or otherwise prepared by the Company for filing, in each case in a manner reasonably acceptable to the Purchaser, so that it can be subsequently filed, and deemed effective as of a date no later than the Closing Date, in accordance with the guidelines and procedures of the Delaware Secretary of State following the reopening of the Delaware Secretary of State after the extraordinary event has ended (such that the Certificate of Designations shall be deemed filed and effective as of a date no later than the Closing Date as if the Delaware Secretary of State had not been closed due to an extraordinary event notwithstanding that the administrative act of filing the Certificate of Designations on the applicable systems of the Delaware Secretary of State and the acceptance of such filing by the Delaware Secretary of State will not occur until the Delaware Secretary of State is reopened after the extraordinary event has ended).

4.3              Confidentiality. Each party to this Agreement will hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Confidential Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement or otherwise to Purchaser in connection with Purchaser’s ownership of the Purchased Shares (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Confidential Information to any other Person, except its auditors, attorneys, and financial advisors; provided, that Purchaser may disclose information as is customary for private equity firms relating to its investment in the Purchased Shares to its limited partners and prospective limited partners provided that such Persons are bound by customary confidentiality obligations.

4.4              Further Assurances. If, subsequent to the Closing Date, further documents are reasonably requested in order to carry out the provisions and purposes of this Agreement, the parties hereto shall execute and deliver such further documents.

4.5              Conduct of Business. From the date hereof until the earlier of the Closing and the termination of this Agreement, except as (i) contemplated by this Agreement or (ii) required by applicable Law, the Company shall not, and shall cause its Subsidiaries not to, (unless otherwise consented to by the Purchaser in writing):

(i)               declare, set aside, make or pay any distribution in respect of the equity interests of the Company or repurchase, redeem or otherwise acquire any outstanding equity interests or other securities of, or other ownership interests in, the Company other than pursuant to its equity incentive plans;

(ii)              transfer, issue, sell or dispose of any equity interests of the Company or grant options, warrants, calls, phantom shares, profit participation or other rights to purchase or otherwise acquire equity interests of the Company other than pursuant to its equity incentive plans;

(iii)             except in connection with a merger of wholly-owned Subsidiaries, effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or its Subsidiaries;

(iv)             except in connection with a merger of wholly-owned Subsidiaries, amend any organizational document of the Company or its Subsidiaries;

(v)               knowingly grant or take any other action that will result in the imposition of any material lien granted on any material property or assets (whether tangible or intangible) of the Company or its Subsidiaries, other than as required by or provided in connection with the 2020 Confirmation or Indebtedness, in each case, existing as of the date hereof;

(vi)             make any material change in the Company’s or its Subsidiaries’ financial accounting principles, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law;

(vii)            except in connection with a merger of wholly-owned Subsidiaries, merge or consolidate with any other Person, or acquire capital stock or assets of any other Person;

(viii)           incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person (other than (A) Indebtedness for borrowed money that will be repaid at Closing, (B) Indebtedness for borrowed money between the Company and its Subsidiaries or (C) accrual of interests under the instruments of Indebtedness existing as of the date hereof); or

(ix)             agree or commit in writing to do any of the foregoing or otherwise operate outside of the ordinary course of business.

4.6              Transfer Restrictions.

(a) Except as otherwise permitted in Section 4.6(b), the Purchaser will not Transfer any Purchased Shares or enter into any Contract agreeing to Transfer any Purchased Shares.

(b) Notwithstanding Section 4.6(a), the Purchaser or any Permitted Transferee of the Purchaser shall be permitted to Transfer any portion or all of their Purchased Shares at any time under the following circumstances:

(1)               Transfers pursuant to a merger, consolidation or other business combination where the Company is a constituent corporation;

(2)               (x) Transfers to a Controlled Affiliate of the Purchaser or (y) indirect Transfers to a limited partner or a member of the Purchaser pursuant to an investment in Purchaser by such limited partner or member, provided that the Purchaser or a Controlled Affiliate thereof remains the record holder of the Purchased Shares;

(3)               Transfers that have been approved by the Board of Directors, subject to such conditions as the Board of Directors reasonably determines; or

(4)               in the event (i) the Purchased Shares have not been redeemed in full by the Company following the Mandatory Redemption Date or (ii) are made available for sale pursuant to Section 5(g) of the Certificate of Designations.

(c)               Any attempted Transfer in violation of this Section 4.6 shall be null and void ab initio.

(d)               On or prior to the date that any Person becomes a Permitted Transferee, such Permitted Transferee shall deliver to the Company a properly completed and executed Internal Revenue Service Form W-9 (or applicable successor form) providing the Permitted Transferee’s taxpayer identification number and the requisite certification by the Permitted Transferee under penalties of perjury, or shall have delivered an applicable properly completed and executed Internal Revenue Service Form W-8 (or applicable successor form) attesting to such Permitted Transferee’s tax status and the requisite certification by the Permitted Transferee under penalties of perjury; provided that, if the Permitted Transferee is disregarded for U.S. federal income tax purposes, the Permitted Transferee shall instead have delivered to the Company a properly completed and executed Internal Revenue Service Form W-9 (or applicable successor form) or an applicable Internal Revenue Service Form W-8 (or applicable successor form) properly referencing the Permitted Transferee and providing the relevant information of the Permitted Transferee’s regarded owner for U.S. federal income tax purposes and the requisite certification by such regarded owner under penalties of perjury.

4.7              Board of Directors.

(a)               Prior to the appointment of the Series A Preferred Threshold Director or the Series A Preferred Redemption Director in accordance with the Series A Certificate of Designations, (x) the Purchaser and (y) the Series A Preferred Threshold Director or the Series A Preferred Redemption Director, as applicable, must provide to the Company:

(i)                        all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company’s organizational documents or corporate governance guidelines, in each case, relating to the appointment of the Series A Preferred Threshold Director or the Series A Preferred Redemption Director, as applicable, as a director of the Company; and

(ii)                        all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the appointment of the Series A Preferred Threshold Director or the Series A Preferred Redemption Director, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business.

(b)               Within a reasonable time prior to the filing with the SEC of its proxy statement or information statement with respect to each meeting of stockholders at which directors are to be elected, the Company shall, to the extent the Purchaser is entitled to appoint the Series A Preferred Threshold Director and/or the Series A Preferred Redemption Director in accordance with the Series A Certificate of Designations, provide the Purchaser with the opportunity to review and comment on the information contained in such proxy or information statement applicable to the Series A Preferred Threshold Director and/or Series A Preferred Redemption Director, as applicable.

(c)               Each Person appointed as the Series A Preferred Threshold Director or the Series A Preferred Redemption Director shall be reasonably acceptable to the Company and otherwise meet the requirements set forth in the Company’s corporate governance guidelines to serve as a director of the Company. The Company and the Purchaser agree and acknowledge that each of the senior managing directors of the Certares Management LLC as of the date hereof (each, “Certares Managing Director”) is reasonably acceptable to the Company.

(d)               The Company shall indemnify the Series A Preferred Threshold Director or Series A Preferred Redemption Director and provide such director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the applicable governing documents of the Company, the DGCL or otherwise.

(e)               As of the date hereof, the Company and the Purchaser agree and acknowledge that M. Gregory O’Hara shall be appointed as the Series A Preferred Threshold Director pursuant to the Series A Certificate of Designations. Mr. O’Hara may also be named Vice Chairman of the Board of Directors, at the election of Purchaser.

4.8              Preferred Contingent Matter. If and for so long as shares of Series A Preferred Stock having a liquidation value equal to the Threshold Amount remain outstanding, the Company shall not, without the prior written approval of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, pay any dividend or distribution, in each case, in cash or in kind, on, or purchase or redeem, any Junior Stock or any Parity Stock, other than purchases, redemptions or other acquisitions of shares of Junior Stock in the ordinary course in connection with any employment contract, benefit plan or other similar arrangement approved by the Board of Directors with or for the benefit of employees, officers, directors or consultants, provided that no such purchase of Junior Stock from GM will be permitted other than in connection with net settling of options and repurchases of unvested restricted stock in accordance with the terms thereby. Notwithstanding the foregoing, the prohibition in this Section 4.8 shall cease to apply following (i) delivery of the Put Option Exercise Notice and (ii) the Purchaser ceasing to hold share of Series A Preferred Stock having a liquidation value equal to the Threshold Amount.

4.9              Purchaser Contingent Matters. If and for so long the Purchaser beneficially owns a number of shares of Preferred Stock with an aggregate Liquidation Price at least equal to the Threshold Amount, neither the Company nor any of its Subsidiaries shall take any of the following actions without the prior written approval of the holders of at least a majority of the outstanding shares of Series A Preferred Stock (and, with respect to subsection (d) below, the approval of the independent directors of the Board of Directors):

(a)               The Company will not and the Company will not permit any of its Subsidiaries to incur any Indebtedness which ranks senior in right of payment to the Preferred Stock, except for:

(1)               Increase in Indebtedness under the 2020 Confirmation as in effect as of the date hereof;

(2)               Indebtedness incurred to fund the redemption, repurchase, retirement or other acquisition of any outstanding Series A Preferred Stock; and

(3)               Indebtedness incurred to fund the working capital needs of the Company and/or its Subsidiaries as determined in good faith by the Company, including, but not limited to, Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar institution drawn against insufficient funds in the ordinary course of business; provided that the aggregate outstanding principal amount of Indebtedness (such outstanding amount measured solely when incurred, created or assumed) under this clause (3) shall not exceed $25,000,000.

(b)               Issue any Senior Stock or Parity Stock;

(c)               Issue shares of the Series B Common Stock to any Person, other than to GM (and any GM Related Persons) or to the Purchaser or any Controlled Affiliate of the Purchaser;

(d)               Enter into or consummate an Affiliate Transaction; or

(e)               Transfer any of the Tripadvisor Common Stock or Class B Shares, except for (i) up to 2,422,210 shares of Tripadvisor Common Stock that are or may be pledged pursuant to the 2020 Confirmation, (ii) any Transfer to the extent incurred to fund the redemption, repurchase, retirement or other acquisition of any outstanding Series A Preferred Stock or (iii) pursuant to a TripAdvisor Transaction or Tripadvisor Change in Control.

4.10              Change in Control Transaction.

(a)               If the Board of Directors approves the initiation of a sale process seeking a Change in Control Transaction or approves the entry by the Company into negotiations with a third party for a Change in Control Transaction (a “Sale Process”) and at such time the Purchaser beneficially owns a number of shares of Preferred Stock with an aggregate Liquidation Price equal to at least the Threshold Amount:

(1)               The Company shall (x) provide prompt notice (a “Sale Notice”) to the Purchaser of its intent to initiate such Sale Process and (y) within a reasonable period of time, designate a nationally recognized investment bank to act as financial advisor to manage the Sale Process; provided, that such investment bank shall be reasonably acceptable to the Purchaser; and provided, further that if the Purchaser does not object in writing to the designation of such investment bank within five (5) Business Days following delivery of written notice thereof, such investment bank shall be deemed acceptable to the Purchaser;

(2)               The Company shall provide to the Purchaser an opportunity to participate in the Sale Process as a prospective purchaser;

(3)               If, pursuant to the Sale Process, the Company receives a bona fide written offer from a prospective purchaser for a Change in Control Transaction in which the stockholders of the Company and all holders of options, restricted stock units and other contingent equity in the Company would receive consideration in exchange therefor consisting at least 90% of cash in immediately available funds (a “CIC Cash Proposal”) that, the Board of Directors determines (after consultation with its outside legal counsel and its financial advisor), is reasonably likely to be consummated on the terms proposed, it shall (A) provide Purchaser with written notice thereof and the Purchaser will be entitled to engage (and if it so elects to engage, the Company shall so engage with Purchaser in good faith) for a period not less than five Business Days in private discussions with, and make private proposals to, the Board of Directors with respect to a Change in Control Transaction in which the stockholders of the Company and all holders of options, restricted stock units and other contingent equity in the Company would receive all cash consideration therefor in an amount (including the cash consideration for the non-cash portion of the consideration in the CIC Cash Proposal at the fair market value) no less than the CIC Cash Proposal and (B) in the event Purchaser agrees in writing to acquire the Company in a Change in Control Transaction in which the stockholders of the Company and all holders of options, restricted stock units and other contingent equity in the Company would receive all cash consideration therefor in an amount no less than the CIC Cash Proposal and otherwise on terms no less favorable than the CIC Cash Proposal in the aggregate (the “Matching Proposal”), then, subject to compliance by the Board of Directors with its fiduciary duties, the Company and the Purchaser shall use commercially reasonable efforts to consummate such Matching Proposal, subject to the Company’s right, in its sole discretion, to determine not to consummate any Change in Control Transaction at such time.

(4)               Notwithstanding anything in this Section 4.10 or this Agreement to the contrary, the parties acknowledge and agree that this Section 4.10(a) does not apply to any Tripadvisor Transaction or Exempt Transfer.

(b)               Series B Transfer. If (i) at any such time that the Purchaser beneficially owns a number of shares of Preferred Stock with an aggregate Liquidation Price equal to at least the Threshold Amount and (ii) GM receives a bona fide written proposal from a Person that is not a GM Related Party or otherwise a Controlled Affiliate of GM for the Transfer of any shares of Series B Common Stock (excluding any Exempt Transfer) and GM determines, in his sole discretion, to sell such shares of Series B Common Stock:

(1)               GM shall provide Purchaser with written notice thereof; and

(2)               If the consideration to be received by GM in proposed Transfer consists at least 90% of cash in exchange for the Series B Common Stock, then (A) Purchaser will be entitled to engage (and if it so elects to engage, GM shall so engage with Purchaser in good faith) for a period not less than five Business Days in private discussions with, and make private proposals to, GM with respect to a potential Transfer of Series B Common Stock to Purchaser or one or more of its Controlled Affiliates in which the GM would receive all cash consideration therefor in an amount (including the cash consideration for the non-cash portion of the consideration in the CIC Cash Proposal at the fair market value) no less than the original third-party proposal (the “Series B Matching Proposal”) (B) in the event Purchaser agrees in writing to acquire all but not less than all of the Series B Common Stock proposed to be Transferred in a transaction in which GM would receive all cash consideration therefor in an amount no less than the original third-party proposal and otherwise on terms no less favorable than the third-party proposal in the aggregate (the “Series B Matching Proposal”), then, subject to compliance by GM with any duties, fiduciary or otherwise, arising out of his ownership of Series B Common Stock, GM and Purchaser shall use commercially reasonable efforts to consummate such Series B Matching Proposal, subject to GM’s right in its sole discretion to determine not to Transfer (other than an Exempt Transfer) such Series B Common Stock at such time.

(3)               Notwithstanding anything in this Section 4.10 or this Agreement to the contrary, the parties acknowledge and agree that this Section 4.10(b) does not apply to any Tripadvisor Transaction, Exempt Transfer or Transfers pursuant to a merger, consolidation or other business combination where the Company is a constituent corporation.

(c)               Notwithstanding anything in this Section 4.10 or this Agreement to the contrary, the parties acknowledge and agree that the rights described in Section 4.10 do not (i) make the Purchaser the beneficial owner, directly or indirectly, of any securities of the Company or Tripadvisor, (ii) contemplate the offer, sale, issuance, acquisition, disposition, voting (or exercise of consensual rights) of (or with respect to) or continued ownership of any securities of the Company or Tripadvisor by the Purchaser, (iii) constitute any agreement, arrangement, or understanding in any respect for the purpose of acquiring, holding, voting or disposing of any securities of the Company or Tripadvisor by the Purchaser, or (iv) constitute or contemplate any joint, common or coordinated action by any party with respect to any securities of the Company or Tripadvisor (and such party maintains whatever individual rights such party may have with respect to the acquiring, holding, voting or disposing of any securities of the Company or Tripadvisor, as applicable).

4.11              Consultation Rights.

(a)               If and only for so long as the Purchaser beneficially owns a number of shares of Series A Preferred Stock with an aggregate Liquidation Price equal to or in excess of the Threshold Amount:

(1)               Promptly following the Company’s receipt of notice from Tripadvisor that the Company is entitled to vote the shares of Company Tripadvisor Shares with respect to any matter (“Trip Voting Matter”), the Company shall (A) notify the Purchaser of such Trip Voting Matter, (B) consult with the Purchaser with respect to the Trip Voting Matter and (C) consider the views of the Purchaser in good faith in connection with exercising (or abstaining from) its right to vote the Company Tripadvisor Shares.

(2)               Promptly following delivery by the Company of notice to its holders of Series B Common Stock that such holders are entitled to vote such shares of Series B Common Stock with respect to any matter (“Company Voting Matter”), (A) the Company shall notify the Purchaser of such Company Voting Matter and (B) GM shall (x) consult with the Purchaser with respect to the Company Voting Matter and (y) consider the views of the Purchaser in good faith in connection with exercising (or abstaining from) his right to vote the shares of Series B Common Stock owned beneficially and of record by GM in such Company Voting Matter.

(3)               The Company shall in good faith provide a reasonable opportunity for the Purchaser to meet with (either in person, telephonically or by electronic means) the representatives of the Company as early as reasonably practicable prior to voting any Company Tripadvisor Shares with respect to any Trip Voting Matter.

(4)               GM shall in good faith provide a reasonable opportunity for Purchaser to meet with (either in person, telephonically or by electronic means) the representatives of GM as early as reasonably practicable prior to voting Series B Common Stock with respect to any Company Voting Matter.

(b)               Notwithstanding anything in this Section 4.11 or this Agreement to the contrary, the parties acknowledge and agree that the rights described in Section 4.11(a) are solely advisory in nature and do not (i) make the Purchaser the beneficial owner, directly or indirectly, of any securities of the Company or Tripadvisor, (ii) contemplate the offer, sale, issuance, acquisition, disposition, voting (or exercise of consensual rights) of (or with respect to) or continued ownership of any securities of the Company or Tripadvisor by the Purchaser, (iii) constitute any agreement, arrangement, or understanding in any respect for the purpose of acquiring, holding, voting or disposing of any securities of the Company or Tripadvisor by the Purchaser, or (iv) constitute or contemplate any joint, common or coordinated action by any party with respect to any securities of the Company or Tripadvisor (and such party maintains whatever individual rights such party may have with respect to the acquiring, holding, voting or disposing of any securities of the Company or Tripadvisor, as applicable).

4.12          Exchange Ratio. For so long the Purchaser beneficially owns a number of shares of Preferred Stock with an aggregate Liquidation Price at least equal to the Threshold Amount, connection with a Change in Control Transaction in which the holders of Common Stock are to be paid in Publicly Traded Securities, the applicable merger agreement or other agreement executed to effect such Change in Control Transaction will provide for merger consideration for the Series B Common Stock consisting of Publicly Traded Securities with an exchange ratio no greater than 110% than the merger consideration exchange ratio for the Series A Common Stock.

4.13              Tripadvisor Director.

(a)               From the Closing Date until the earlier of (i) the date the Purchaser beneficially owns a number of shares of Preferred Stock with an aggregate Liquidation Price that is less than the Threshold Amount and (ii) the date the Company beneficially owns a number of Equity Securities (as defined in the Governance Agreement) that no longer entitles it to nominate a number of Liberty Directors (as defined in the Governance Agreement) equal to 20% of the total number of directors on Tripadvisor’s board of directors (the “Tripadvisor Board”) or no longer entitles the Company to nominate two or more Liberty Directors to the TripAdvisor Board in each case pursuant to the Governance Agreement (such period, the “Purchaser Designee Period”), the Company shall nominate one designee of the Purchaser’s choosing (the “Purchaser Designee”) as one of its Liberty Directors pursuant to the Governance Agreement.

(b)               If the Purchaser Designee is not currently serving on the Tripadvisor Board, the Company will cause one of the Liberty Directors, in the Company’s sole discretion, to resign and will designate the Purchaser Designee to fill such vacancy.

(c)               During the Purchaser Designee Period, the Company shall vote (and cause its Subsidiaries to vote), or act by written consent, with respect to all Tripadvisor Common Stock and Class B Shares beneficially owned by it to approve and facilitate the election of the Purchaser Designee to the Tripadvisor Board.

(d)               Prior to the nomination of the Purchaser Designee in accordance with the Governance Agreement, (x) the Purchaser and (y) the Purchaser Designee, must provide to the Company and Tripadvisor, as applicable:

(1)               all information requested by the Company and/or Tripadvisor that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or Tripadvisor’s organizational documents or corporate governance guidelines, in each case, relating to the nomination of the Purchaser Designee, as a Liberty Director; and

(2)               all information requested by the Company and/or Tripadvisor in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the nomination of the Purchaser Designee as a Liberty Director or Tripadvisor’s operations in the ordinary course of business.

(e)               Prior to the filing with the SEC of Tripadvisor’s proxy statement or information statement with respect to each meeting of stockholders at which directors are to be elected, the Company shall, to the extent it has received a copy of such document and the Purchaser is entitled to designate the Purchaser Designee, provide the Purchaser with the opportunity to review and comment on the information contained in such proxy or information statement applicable to the Purchaser Designee.

(f)                Each Person designated as the Purchaser Designee shall be reasonably acceptable to the Company and otherwise meet the requirements set forth in Tripadvisor’s corporate governance guidelines to serve as a director of Tripadvisor.

(g)               As of the date hereof, the Company and the Purchaser agree and acknowledge that each of the Certares Managing Directors shall be reasonably acceptable to the Company and designated as the Purchaser Designee.

(h)               The Company shall not consent to any amendment, waiver or other modification of the Governance Agreement the effect of which is to deprive the Purchaser of the right to nominate a Purchaser Designee.

4.14              Spinoff Exchange Offer.

(a)               In the event that the Reference Company determines to engage in a Distribution Transaction which results in certain assets and businesses of the Reference Company being transferred to and owned by the Distributed Entity in a transaction that would be subject to an adjustment to the Conversion Rate pursuant to paragraph 9(a)(iii) of the Series A Certificate of Designations, then, by written action of the holders of a number of shares of Preferred Stock with an aggregate Liquidation Price equal to at 50% of the Liquidation Preference (the “Majority Holders”) of the outstanding shares of Series A Preferred Stock, the Company will negotiate in good faith with such Majority Holders the terms and conditions of an exchange offer described herein (the “Spinoff Exchange Offer”), and in the event the Spinoff Exchange Offer is completed, then no adjustment to the Conversion Rate will be made pursuant to paragraph 9(a)(iii) of the Series A Certificate of Designations.

(b)               In connection with the Spinoff Exchange Offer, each share of Series A Preferred Stock will be exchanged by the Company for one share of Mirror Preferred Stock and one share of Exchange Preferred Stock. The Liquidation Price of the Series A Preferred Stock will be allocated between the shares of Mirror Preferred Stock and Exchange Preferred Stock in accordance with the relative fair market values of the assets and businesses to be held by the Distributed Entity and the assets and businesses to be retained by the Reference Company, as determined in good faith by the Board of Directors after consultation with the Reference Company and the Majority Holders.

(c)               The Company and the Majority Holders will negotiate reasonably and in good faith and each will use its reasonable best efforts to agree on mutually acceptable terms for the Spinoff Exchange Offer, including, without limitation, the certificate of designations with respect to the Mirror Preferred Stock and the certificate of designations with respect to the Exchange Preferred Stock, and such amendments to the terms of this Agreement as are reasonably necessary to reflect the fact that following the completion of the Spinoff Exchange Offer the adjustments to the Conversion Rate contemplated by the Series A Certificate of Designations will be based upon the common stock of the Reference Company and the common stock of the Distributed Entity, and that the rights, benefits, obligations and economic characteristics of the Series A Preferred Stock will not be expanded or diminished as a result of the exchange of shares of Series A Preferred Stock for shares of Mirror Preferred Stock and Exchange Preferred Stock. The exchange of Series A Preferred Stock in the Spinoff Exchange Offer shall be structured in a manner so as to qualify as a recapitalization within the meaning of Section 368(a) of the Code.

4.15              No Amendment to Spinoff Contracts.

Neither the Company nor GM may agree to any amendment, waiver or other modification to any Spinoff Contract unless such amendment, waiver or modification is approved in advance by a committee of independent directors of the Board of Directors and is consistent with the prior practice.

4.16              Legend.

(a)               All certificates, statements or other instruments representing the Series A Preferred Stock will bear a legend substantially to the following effect (unless and until registered under the Securities Act of 1933, as amended):

THE SHARES OF 8% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK OF THE CORPORATION (“SERIES A PREFERRED STOCK”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SHARES OF SERIES A PREFERRED STOCK ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS AS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS OF THE SERIES A PREFERRED STOCK (THE “CERTIFICATE OF DESIGNATIONS”) AND THE INVESTMENT AGREEMENT, DATED AS OF MARCH 15, BY THE ISSUER AND THE PURCHASER NAMED THEREIN (THE “INVESTMENT AGREEMENT”). AS SET FORTH THEREIN, SHARES OF SERIES A PREFERRED STOCK MAY NOT BE TRANSFERRED (AS DEFINED IN THE INVESTMENT AGREEMENT) TO ANY PERSON (AS DEFINED IN THE CERTIFICATE OF DESIGNATIONS), EXCEPT IN ACCORDANCE WITH THE TERMS OF THE INVESTMENT AGREEMENT. ANY ATTEMPTED TRANSFER IN VIOLATION OF SUCH RESTRICTIONS SHALL BE NULL AND VOID AB INITIO.

THE CERTIFICATE OF DESIGNATIONS AND THE INVESTMENT AGREEMENT ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION AND, IN THE CASE OF THE CERTIFICATE OF DESIGNATIONS, WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE. A COPY OF THE CERTIFICATE OF DESIGNATIONS AND/OR THE INVESTMENT AGREEMENT WILL BE PROVIDED TO ANY STOCKHOLDER OF THE CORPORATION, UPON REQUEST, AND WITHOUT COST.

Any Payment Shares issued pursuant to paragraph three of the Series A Certificate of Designations will include the first paragraph of the above legend.

4.17          Tax Treatment. Notwithstanding Section 14(b) of the Certificate of Designation, for U.S. federal income tax purposes, the Company hereby agrees not to treat or report any dividends on the Series A Preferred Stock (including any dividends that are accrued and added to the Liquidation Price) as income or gain to the Purchaser in respect of the Series A Preferred Stock, unless and until any such amounts are paid in cash, property, stock or securities to the Purchaser, in each case except as otherwise required by (i) a change in law (including any interpretation by a Governmental Authority) or (ii) a final “determination” within the meaning of Section 1313 of the Code. For the avoidance of doubt, a dividend shall not be treated as paid for purposes of this Section 4.17 solely because such dividend has been accrued or added to the Liquidation Price.

SECTION 5. TERMINATION

5.1              Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the Company or the Purchaser, if (a) the Closing shall not have occurred before April 6, 2020 and (b) the failure of the Closing to occur is not caused by a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this Section 5.1.

5.2              Effect of Termination. In the event of any termination of this Agreement pursuant to Section 5.1, this Agreement shall be terminated, and there shall be no further liability or obligation hereunder or thereunder on the part of any party hereto; provided, however, that nothing contained in this Agreement (including this Section 5.2) will relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 6. MISCELLANEOUS

6.1              Survival. The representations and warranties of the Company and the Purchaser set forth in Sections 2.2(a), (b), (c), (d), and (e) and Sections 2.3(a), (b), (c), (d) and (e) hereunder shall survive the execution and delivery of this Agreement until the expiration of the applicable statute of limitations and the other representations and warranties set forth herein shall survive for a period of fifteen (15) months from the Closing Date. The covenants made in this Agreement or any other Transaction Document that by their terms are to be performed following the Closing shall survive the Closing and remain operative and in full force and effect until fully performed. Regardless of any purported general termination of this Agreement, the provisions of this Section 6 shall remain operative and in full force and effect as between the Company and the Purchaser, unless the Company and the Purchaser execute a writing that expressly terminates such rights and obligations as between the Company and the Purchaser

6.2              Notice. Any notice, request, claim, demand or other communication under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first (1st) business day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), to the address for such party set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or facsimile transmission or one day after deposit with a reputable overnight courier service; provided, that, should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next business day by a nationally recognized overnight courier:

If to Purchaser:

Certares Management LLC

350 Madison Avenue, 8th Floor

New York, NY 10017

Attention:	Tom LaMacchia
Email:	[Separately Provided]

with a copy to:

Simpson Thacher and Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:    Anthony F. Vernace

                    Eric M. Swedenburg

                    Juan M. Naveira

Email:         AVernace@stblaw.com

                    eswedenburg@stblaw.com

                    JNaveira@stblaw.com

If to the Company:

Liberty TripAdvisor Holdings, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention:	Chief Legal Officer
Email:	[Separately Provided]

with a copy to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attention:	Samantha Crispin
Frederick H. McGrath
Telephone:	(212) 408-2530
Facsimile:	(212) 259-2530
Email:	Samantha.crispin@bakerbotts.com
Frederick.mcgrath@bakerbotts.com

6.3              Governing Law; Consent to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or related to this Agreement, or the negotiation or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any action, suit, investigation or proceeding, governmental or otherwise (“Proceeding”) arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

6.4              Successors and Assigns. Except as otherwise provided herein, neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto, except that upon prior notice to the Company, the Purchaser may assign all but not less than all of its rights and obligations under this Agreement to a Controlled Affiliate so long as the Purchaser is not relieved of its obligations hereunder as a result of such assignment. Subject to the foregoing and except as provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

6.5              Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

6.6              Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.7              Remedies.

(a)               Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

(b)               All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.8              Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

6.9              Amendment; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.

6.10          Interpretation. The table of contents and headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

6.11          Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement unless otherwise provided herein.

6.12          Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

6.13          Purchase Representative. By execution hereof, the Purchaser (and each Person listed in Schedule I hereto) appoints Certares Holdings LLC (the “Purchaser Representative”) to act as its agent and representative for and on its behalf regarding any matter under this Agreement or otherwise relating to the transactions contemplated hereby, including, but not limited to, Sections 4.10, 4.11, 4.13 and 5.1. Purchaser shall provide the Company with a notice prior to replacing the existing Purchaser Representative, and effective upon such notice, the replacement Purchaser Representative constitutes the Purchaser Representative hereunder; provided, that such replacement shall be a Controlled Affiliate of Purchaser. For the avoidance of doubt, the Purchaser Representative is exclusively authorized and empowered to exercise any rights or remedies of Purchaser hereunder.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

COMPANY:

LIBERTY TRIPADVISOR HOLDINGS, INC.

By:	/s/ Gregory B. Maffei
	Name:	Gregory B. Maffei
	Title:	Chairman, President and Chief Executive Officer

PURCHASER:

CERTARES HOLDINGS LLC
CERTARES HOLDINGS (BLOCKABLE) LLC
CERTARES HOLDINGS (OPTIONAL) LLC

By: Certares Management LLC, its manager

By:	/s/ M. Gregory O’Hara
	Name:	M. Gregory O’Hara
	Title:	Founder and Senior Managing Director

Solely for purposes of the Subject GM
Provisions:

/s/ Gregory B. Maffei
Gregory B. Maffei

[Signature Page to Investment Agreement]

Schedule I

Purchased Shares

Purchaser	Number of shares of Series A Preferred Stock
CERTARES HOLDINGS LLC	61,116

CERTARES HOLDINGS (BLOCKABLE) LLC	215,236

CERTARES HOLDINGS (OPTIONAL) LLC	48,648